Exhibit 99.1

FibroGen Announces 2014 Financial Results and Provides Corporate Update

SAN FRANCISCO, Calif., March 26, 2015 – FibroGen, Inc. (Nasdaq: FGEN), a research-based biopharmaceutical company, today provided a corporate update and reported financial results for the year-ended December 31, 2014.

“FibroGen made excellent progress in 2014 on our lead clinical programs in anemia, fibrosis, and cancer,” said Thomas Neff, chief executive officer of FibroGen. “We and our partners in the global development of roxadustat reached agreement on final protocols and are enrolling seven Phase 3 clinical trials of roxadustat for anemia in chronic kidney disease (CKD) in the US, Europe, and Asia Pacific, excluding Japan and China. Clinical trials of idiopathic pulmonary fibrosis and Stage 3 pancreatic cancer are on track, and we are now expanding our fibrosis program to include Duchenne muscular dystrophy.”

“We ended 2014 with cash, cash equivalents, investments, and receivables of $346.8 million. As part of this amount, we received net proceeds of $171.8 million from our November 2014 initial public offering.”

“In 2015, we expect to reach the cap on shared costs agreed upon with AstraZeneca for roxadustat CKD anemia development costs for the territories outside of China, after which, the costs we incur are reimbursed by our partners, as is described elsewhere in this press release.”

“In addition, we expect non-contingent license and milestone payments of nearly $200 million in the next 15 months. We remain confident that our roxadustat CKD anemia program is fully funded through the planned Phase 3 clinical development program.”

Recent Development Update

Roxadustat in Anemia of Chronic Kidney Disease

•	Program remains on schedule to submit regulatory filings in 2016 for China and 2018 for U.S.

•	Launch of seven Phase 3 studies for U.S. and European filing through collective efforts of FibroGen and its partners, AstraZeneca and Astellas.

•	Phase 3 program expected to enroll approximately 7,300 dialysis and pre-dialysis patients.

•	Completion of two carcinogenicity studies, one in rats and one in mice, and two independent pathology reviews of these studies. Final reports were audited and approved by all parties. The reports showed no carcinogenic effect of roxadustat.

FG-3019 in Idiopathic Pulmonary Fibrosis

•	Study 067 – Ongoing Phase 2b randomized, placebo-controlled study of FG-3019 in patients with idiopathic pulmonary fibrosis.

•	Protocol was amended to include subjects previously treated with recently approved IPF therapies.

•	Study has been expanded to include certain European and former Commonwealth countries.

FG-3019 in Pancreatic Cancer

•	Study 069 – Commenced enrollment in Phase 2a randomized open label study of FG-3019 in patients with Stage 3 unresectable pancreatic cancer.

•	The endpoint of this randomized trial is complete surgical tumor removal in stage 3 pancreatic cancer patients who had inoperable tumors at study entry, thereby improving the prognosis for survival.

FG-3019 in Duchenne Muscular Dystrophy (DMD)

•	Supportive review by TREAT-NMD Advisory Committee for Therapeutics (TACT) of proposed FG-3019 clinical plan was completed in December 2014. A summary of this review is available on their website.

•	A DMD advisory board, comprising US and EU key opinion leaders, expressed support for investigational studies of FG-3019 as a potential treatment of DMD during its March 2015 meeting. Based on the CTGF mechanism of action on muscle differentiation and fibrosis, they suggested we evaluate the effect of FG-3019 on decline of lung capacity (due to decline in diaphragm function) and on progression of upper body muscle pathology and functional loss.

•	FibroGen plans to commence patient enrollment in the second half of 2015.

China Manufacturing Certification

•	In August 2014, the Beijing CFDA completed inspections and issued the Pharmaceutical Production Permit (PPP) to FibroGen China. The permit certifies that the facility was built and validated to GMP standards, and is a regulatory pre-requisite to starting the GMP NDA registration campaign for FG-4592 (roxadustat) in China.

Financial Results (unaudited)

Revenue, Operating Expenses, Net Loss, and EPS for the year ended December 31, 2014

•	Total revenue was $137.6 million.

•	Total operating expenses were $187.7 million, which includes $23.3 million of non-cash items.

•	Net loss was $59.5 million.

•	Pro forma loss per share was $1.01 based on 59.0 million shares outstanding at December 31, 2014.

Cost-Sharing Arrangements: FibroGen has two cost sharing arrangements with its collaboration partners, Astellas and AstraZeneca, for roxadustat.

•	Under the Astellas arrangement, Astellas pays 50% of European and U.S. development costs, and 100% of Japan development costs incurred.

•	Under the AstraZeneca arrangement, FibroGen’s total funding obligations for roxadustat outside China are limited to $116.5 million. FibroGen and AstraZeneca are each responsible for 50% of roxadustat development costs not reimbursed by Astellas, until the cap is reached.

•	Of the $116.5 million cap under the AstraZeneca arrangement, $46.8 million has been incurred and $69.7 million remained as of December 31, 2014.

•	Based on current internal and partner projections, FibroGen expects to reach this $116.5 million cap in the fourth quarter of 2015.

•	After the cap is reached, Astellas and AstraZeneca will be responsible for funding roxadustat development in CKD through launch for all territories outside of China.

Cash, Cash Equivalents, Investments, and Receivables

•	At December 31, 2014, FibroGen’s total cash balances were $346.8 million.

•	Cash balance includes $171.8 million in net proceeds from the Company’s initial public offering and side by side private placement of common stock to AstraZeneca.

Conference Call Details

FibroGen will host a conference call and webcast today, March 26, 2015 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time), to discuss financial results and provide a business update. Interested parties may access a live audio webcast of the conference call via the investor section of the FibroGen website, www.fibrogen.com. To access the conference call by telephone, please dial (800) 708-4540 (U.S. and Canada) or (847) 619-6397 (international), reference the FibroGen Fourth Quarter 2014 conference call, and use the confirmation number 39222014. To ensure timely connection, it is recommended that listeners register 15 minutes before the scheduled start time. A replay of the webcast will be archived on the FibroGen website and accessible approximately two hours after the event.

About FibroGen

FibroGen is a research-based biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics to treat serious unmet medical needs. We have capitalized on our extensive experience in fibrosis and hypoxia-inducible factor (HIF) biology to generate multiple programs targeting various therapeutic areas. Our most advanced product candidate, roxadustat, or FG-4592, is an oral small molecule inhibitor of HIF prolyl hydroxylases, or HIF-PHs, in Phase 3 clinical development for the treatment of anemia in chronic kidney disease, or CKD. Our second product candidate, FG-3019, is a monoclonal antibody in Phase 2 clinical development for the treatment of idiopathic pulmonary fibrosis, or IPF, pancreatic cancer and liver fibrosis.

Forward Looking Statements

This release contains forward-looking statements, including statements regarding our milestones, clinical plans and financial projections. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including the continued progress and timing of our various clinical programs, including the timing of enrollment of the Phase 3 clinical trials for roxadustat in CKD and the initiation and enrollment in ongoing and IND filing for planned clinical trials for FG-3019 in idiopathic pulmonary fibrosis and pancreatic cancer, and Duchenne muscular dystrophy, respectively; our ability to maintain the roxadustat CKD program as fully-funded through Phase 3; the potential to achieve and receive approximately $200 million in milestones from our collaborators in the next 15 months; the continued progress of our plans and programs in China; and other matters that are described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, including the risk factors set forth in that filing. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Consolidated Balance Sheets

(in thousands, unaudited)

	Balance Sheets December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$165,455	$76,332
Short-term investments	14,364	46,477
Accounts receivable	13,453	17,495
Prepaid expenses and other current assets	4,966	3,339

Total current assets	198,238	143,643
Restricted cash	7,254	7,254
Long-term investments	144,269	15,356
Property and equipment, net	132,171	129,898
Other assets	1,596	801

Total assets	$483,528	$296,952

Liabilities, redeemable convertible preferred stock and total equity (deficit)
Current liabilities:
Accounts payable	$4,551	$1,066
Accrued liabilities	48,398	29,559
Deferred revenue	9,218	5,741
Cease-use liability	184	710
Current portion of lease financing obligations	403	403

Total current liabilities	62,754	37,479
Long-term portion of lease financing obligations	96,818	96,406
Product development obligations	16,465	18,257
Deferred rent	5,131	5,503
Deferred revenue, net of current	60,988	30,908
Cease-use liability, net of current	—	184
Other long-term liabilities	696	612

Total liabilities	242,852	189,349
Commitments and Contingencies
Senior preferred stock	—	168,436
Stockholders’ equity (deficit):
Junior preferred stock	—	136,313
Common stock	590	132
Additional paid-in capital	546,247	41,134
Accumulated other comprehensive loss	(3,149)	(3,508)
Accumulated deficit	(322,283)	(262,779)

Total stockholders’ equity (deficit)	221,405	(88,708)
Non-controlling interests	19,271	27,875

Total equity (deficit)	240,676	(60,833)

Total liabilities, redeemable convertible preferred stock and equity (deficit)	$483,528	$296,952

Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	Years ended December 31,
	2014	2013
Revenue:
License and milestone revenue	$117,191	$94,961
Collaboration services and other revenue	20,410	7,209

Total revenue	137,601	102,170

Operating expenses:
Research and development	150,794	85,710
General and administrative	36,909	24,409

Total operating expenses	187,703	110,119
Loss from operations	(50,102)	(7,949)
Interest and other, net:
Interest expense	(11,108)	(10,702)
Interest income	1,690	3,552
Other income, net	16	156

Total interest and other, net	(9,402)	(6,994)

Loss before income taxes	(59,504)	(14,943)

Benefit from income taxes	—	—

Net loss	$(59,504)	$(14,943)

Net loss per share basic and diluted	$(3.17)	$(1.13)
Weighted-average number of common shares	18,775	13,186

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we present non-GAAP calculations for EPS in 2014 on a pro forma basis. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Non-GAAP EPS

We define non-GAAP EPS as GAAP net income divided by our outstanding common shares as of December 31, 2014. Outstanding common shares as of December 31, 2014 were 59.0 million. With a starting point of 13.2 million shares outstanding as of December 31, 2013, we sold 9.3 million shares in our initial public offering in November 2014, side by side with placement of 1.1 million shares with AstraZeneca. The resulting automatic conversion of the Company’s outstanding convertible preferred stock into 33.9 million shares of common stock, plus the resulting exchange of our European subsidiary’s preferred shares into 1.0 million shares of common stock, and 0.5 million shares related to option exercises, resulted in 35.4 million converted shares. The total of the above results in 59.0 million outstanding common shares at December 31, 2014, compared to 13.2 million common shares as of December 31, 2013.

Based on weighted average common shares outstanding of 18.8 million for the full year 2014, net loss per share for the year ended December 31, 2014 was $3.17. The weighting factor is based on the number of days in the calendar year the shares were outstanding.

Contact

Greg Mann

FibroGen, Inc.

415-978-1433

gmann@fibrogen.com